Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-123513 on Form S-8 of our report dated March 13, 2007, relating to the financial statements of AIXTRON AG (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the reconciliation of International Financial Reporting Standards to U. S. GAAP for net income and shareholders’ equity and the application thereof) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 20-F of AIXTRON AG for the year ended December 31, 2006.

/s/ Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft
Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft

Hanover, Germany
March 13, 2007